Exhibit 10.1
SEPARATION AGREEMENT AND GENERAL RELEASE OF ALL CLAIMS
This Separation Agreement and Release (“Agreement”) is entered into by and between WILLIAM ATKINS (“Employee”) and Calix, Inc., a Delaware corporation (the “Company”). In consideration of the covenants set forth below, effective as of March 31, 2017 (the “Effective Date”) the parties agree as follows:
1.Separation of Employment.
(a)Separation Date. Employee and the Company acknowledge and agree that Employee’s employment with the Company is terminated effective as of the earlier to occur of: (i) May 19, 2017, or (ii) the date Employee is terminated by the Company for “Cause” as defined in clause 4(c)(iv) only of the Calix Executive Change in Control and Severance Plan (the “Plan”) (the date of the earliest of such events in clauses (i) and (ii) to occur being the “Separation Date”). Employee’s healthcare benefits will end on May 31, 2017. All other benefits will end on the Separation Date, except to the extent expressly provided otherwise herein.
(b)Continued Employment. Effective as of the date of this Agreement and until the Separation Date, Employee shall remain employed by the Company as its Executive Vice President and Chief Financial Officer. In that capacity, Employee shall provide transition services in Employee’s areas of expertise and work experience with regard to the completion of the Company’s Q1 financials, and shall perform such other lawful duties as assigned to him by the Chief Executive Officer that are consistent with his title and position, as well as past practice.
(c)Payment of Final Wages and Receipt of All Benefits. Employee shall be paid his base salary through the Separation Date and bonus accrued through April 1, 2017, and shall receive benefits in the ordinary course through the Separation Date. As soon as practicable following the Separation Date, the Company shall have paid Employee (1) all salary, wages, bonuses, premiums, leave, housing allowances, relocation costs, commissions, interest, fees, variable compensation and any and all other benefits and compensation owed to the Employee through the Separation Date (subject to applicable tax withholding), (2) all accrued but unused vacation and floating days of Employee at Employee’s final rate of pay (subject to applicable tax withholding), and (3) all reimbursable business expenses incurred and submitted by Employee prior to the Separation Date. The Company will reimburse any remaining expenses upon timely submission by Employee according to Company policy. No other amounts or benefits are due to Employee from the Company through the Separation Date, except as expressly provided in this Agreement. Employee further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act.
(d)Stock. Attached as Exhibit A is a statement of Employee’s Equity Summary as of May 19, 2017, which Employee confirms is accurate.
(e)Immigration Support. The Company shall continue to bear up to $10,000 costs of immigration counsel in connection with the provision of assistance for Employee’s eligible dependent(s) to obtain permanent residency status in the United States as incurred through the Separation Date.
(f)Benefits. Whether or not this Agreement becomes effective, Employee is eligible to elect to continue Employee’s existing healthcare coverage under the Company-sponsored group health benefit plans for Employee and Employee’s existing dependents, pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”).

2.Severance Benefits. Unless Employee is terminated for Cause as defined in Section 4(c)(iv) of the Plan only, the Company agrees to provide the following severance benefits to Employee in consideration for the release of claims set forth in Exhibit D (the “Release”) and other obligations under this Agreement, provided the Release is signed by Employee and becomes irrevocable within 30 days following the Separation Date, and subject to Employee’s compliance with the obligations under this Agreement:
(a)Lump Sum Payment. The Company will pay Employee a lump sum payment in the gross amount of $345,000, less applicable taxes and withholding, representing 12 months of Employee’s current base salary, within 20 days following Employee’s Separation Date.
(b)Bonus Payment. The Company will pay Employee a lump sum payment in the gross amount of $207,000, less applicable taxes and withholding, representing 12 months of Employee’s target cash bonus opportunity, within 20 days following Employee’s Separation Date.
(c)Accelerated Vesting. Equity Awards listed in Exhibit A will vest, and if applicable, will become exercisable on the Separation Date to the extent such equity awards would have vested had Employee’s employment with the Company continued for 24 months after the Separation Date. All vested options will remain exercisable for the limited period following the Separation Date set forth in the agreement evidencing the option and will terminate upon the expiration of such limited period unless exercised prior to such expiration.
(d)Reimbursement for COBRA Premiums. Provided Employee elects to continue health and/or welfare benefit insurance pursuant to COBRA, the Company will reimburse Employee for premiums to the same extent that it paid Employee’s premiums as of the Separation Date, for Employee and Employee’s dependents, for 12 months following the Separation Date, or until Employee cancels the underlying coverage. In order to receive reimbursement, Employee must submit proof of payment to the Company within 30 days of payment and the Company will remit payment for reimbursement no more than 30 days after timely submission of proof of payment.
3.    Release of Claims. Except as described in Section 3.1 below, which identifies claims expressly excluded from this waiver and release, Employee, on behalf of Employee and Employee's heirs, executors, administrators and assigns, hereby fully and forever releases the Company and its past and present officers, directors, shareholders, affiliates, predecessors, successors, assigns, agents, investors, employees, administrators, benefit plans, plan administrators, insurers, divisions, subsidiaries, and representatives (collectively, the “Releasees”) from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date Employee has signed this Agreement including, without limitation:
(a)any and all claims relating to or arising from Employee’s employment relationship with the Company through the Effective Date;
(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of the capital stock of the Company;
(c)any and all claims for discrimination; harassment; retaliation; failure to provide reasonable accommodation; failure to engage in a good faith interactive process; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; negligence; defamation; libel; slander; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; disability benefits, or any claims arising out of any other agreement, incident or relationship between the parties prior to the execution of this Agreement;

(d)any and all claims for violation of any federal, state or local statute, constitution or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act; the California Labor Code, except as prohibited by law; the California Government Code; the California Industrial Welfare Commission Wage Orders; the California Business & Professions Code; the California Family Rights Act; the Rehabilitation Act of 1973; Executive Order 11126; Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; and the Uniformed Services Employment and Reemployment Rights Act.
(e)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination arising prior to the execution of this Agreement;
(f)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee prior to the date of this Agreement;
(g)any and all claims for monetary recovery and personal or individual relief, except as prohibited by law; and
(h)any and all claims for attorneys’ fees and costs.
3.1        Excluded Claims. The only claims that are not being waived and released by Employee under this Agreement are those Employee may have for:
a.Claims for payments under this Agreement (including claims for payments through the Separation Date) and claims under the Indemnification Agreement referenced in Section 14 below;
b.Unemployment, state disability, workers compensation and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
c.Continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;
d.Any benefit entitlements vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”;
e.Violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and
f.Any wrongful act, event or omission occurring after the date Employee signs this Agreement.

3.2    Government Agency Exceptions. Nothing in this Agreement prevents or prohibits Employee from filing claims with any government agency, such as the Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, and therefore, may only seek and receive non-personal forms of relief through any such claims. Furthermore, nothing in this Agreement affects or interferes with the right of the Employee to participate, cooperate or assist in an investigation or proceeding conducted within the Company or by any government agency, oversight board, commission or other regulatory or investigative body.

3.3    Civil Code Section 1542. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Agreement. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said Code section, agrees to expressly waive any rights Employee may have under it, as well as under any other statute or common law principles of similar effect.
4.    No Pending or Future Lawsuits. (a) By Employee. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.
(b) By the Company. The Company represents, on its behalf and on behalf of its affiliates, that it has no lawsuits, claims, or actions pending in it’s name, or on behalf of any other person or entity, against the Employee. The Company also represents on its behalf and on behalf of its affiliates, that it does not presently intend to bring any claims on his own behalf or on behalf of any other person or entity against the Employee.
5.    No Cooperation. Employee agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the waiver of claims under the Age Discrimination in Employment Act of 1967 (the “ADEA”) in the Release. Employee agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Employee shall state no more than that he cannot provide counsel or assistance.
6.    Mutual Nondisparagement. Employee agrees that he shall not disparage, defame or slander the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, stockholders, employees, products, services, technology or business. The Company agrees that it shall not, and it shall instruct its officers and directors to not, disparage, defame or slander Employee. Nothing in this Section shall have application to any evidence or testimony required by any court, arbitrator or government agency.
7.References; Communications. Employee shall direct any inquiries by potential future employers to the Company’s human resources department, which shall provide only the Employee’s last position and dates of employment. The form of press release to be issued in connection with the Employee’s separation from service is attached as Exhibit E hereto; in addition, any internal communication regarding the Employee’s separation from service shall be subject to Employee’s review and comment, which will be considered in good faith by the Company.
8.Nondisclosure. Employee understands and agrees that Employee's obligations to the Company under Employee's existing At-Will Employment Confidential Information and Invention Assignment Agreement between Employee and the Company (the “Confidentiality Agreement”), a copy of which is attached as Exhibit B, shall survive termination of Employee's relationship with the Company under this Agreement. Employee warrants that at all times in the past Employee has been, and agrees that at all subsequent times Employee shall continue to be, in compliance with Employee's obligations to maintain the confidentiality of all confidential and proprietary information of the Company as provided by the Confidentiality Agreement. Employee expressly agrees that

Employee shall not intentionally divulge, furnish or make available to any party any of the trade secrets, patents, patent applications, price decisions or determinations, marketing plans, business plans, product plans, inventions, customers, proprietary information or other intellectual property of the Company, until after such time as such information has become publicly known otherwise than by act of collusion of Employee. Employee agrees to execute the Separation Certification, attached as Exhibit C, and return it to the Company on the Separation Date, which certifies that Employee has returned all the Company's property and confidential and proprietary information in Employee's possession to the Company, except as provided therein.
9.Federal Law Protections. Federal law provides certain protections to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances.  Specifically, federal law provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret under either of the following conditions

•
Where the disclosure is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or

•	Where the disclosure is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. See 18 U.S.C. § 1833(b)(1)).
Federal law also provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.  See 18 U.S.C. § 1833(b)(2).
10.Whistleblower Protection. For the avoidance of doubt, nothing in this Agreement will be construed to prohibit Employee from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the EEOC, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that Employee may not disclose information of the Company or any affiliate that is protected by the attorney-client privilege, except as otherwise required by law. Employee does not need the prior authorization of the Company to make any such reports or disclosures, and Employee is not required to notify the Company that he has made such reports or disclosures.
11.Severability. In the event that any provision of this Agreement becomes or is declared by a court or other tribunal of competent jurisdiction or arbitrator to be illegal, unenforceable or void, the remainder of this Agreement shall continue in full force and effect without said provision or portion of provision.
12.Arbitration. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, ITS INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION BEFORE THE AMERICAN ARBITRATION ASSOCIATION (“AAA”), PURSUANT TO ITS EMPLOYMENT ARBITRATION RULES & MEDIATION PROCEDURES (“AAA RULES”). A COPY OF THE RULES CAN BE FOUND AT www.adr.org/employment. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. NO CLAIMS MAY BE ARBITRATED ON A CLASS, COLLECTIVE OR REPRESENTATIVE ACTION BASIS, AND THE PARTIES EXPRESSLY WAIVE ANY RIGHT TO SUBMIT, INITIATE, OR PARTICIPATE IN A REPRESENTATIVE CAPACITY OR AS A PLAINTIFF, CLAIMANT OR MEMBER IN ANY CLASS ACTION, COLLECTIVE ACTION, OR OTHER REPRESENTATIVE OR JOINT ACTION. CLAIMS MUST BE ARBITRATED ON AN INDIVIDUAL BASIS. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY.

13.Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver in the Release under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.
14.Entire Agreement. This Agreement and its exhibits represent the entire agreement between the Company and Employee concerning Employee’s separation from the Company, and supersede any and all prior agreements concerning Employee’s relationship with the Company and Employee's compensation by the Company. Employee acknowledges that neither the Employer nor any representative of Employer has made any representation or promise to Employee other than as set forth in this Agreement. No other promises or agreements or modifications to this Agreement shall be binding unless in writing and signed by both parties. Any oral representations regarding this Release shall have no force or effect. Notwithstanding any of the foregoing to the contrary, the Indemnification Agreement, dated February 10, 2014, between the Employee and the Company shall continue in full force and effect in accordance with its terms.
15.Tax Consequences. The Company makes no representations or warranties with respect to the tax consequences of the payments and any other consideration provided to Employee or made on his/her behalf under the terms of this Agreement. Employee agrees and understands that he is responsible for payment, if any, of local, state, and/or federal taxes on the payments and any other consideration provided hereunder by the Company and any penalties or assessments thereon.
16.Governing Law. This Agreement shall be governed by the laws of the State of California, without regard to its conflicts of law provisions.
17.Expiration of Offer. This Agreement is executable until the [twenty second (22nd)] day after it is received by Employee (the “Expiration Date”). This Agreement is null and void if the Company has not received a copy of the Agreement executed by the Employee on or before the Expiration Date.
18.Counterparts. This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each party. All executed copies shall constitute duplicate originals and shall be equally admissible in evidence.
19.Assignment. This Agreement may not be assigned by Employee or the Company without the prior written consent of the other party. However, this Agreement may be assigned by the Company to a corporation controlling, controlled by or under common control with the Company without the consent of Employee.
20.Section 409A of the Code. This Agreement is intended, to the greatest extent permitted under law, to comply with the short-term deferral exemption and the separation pay exemption provided in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretative guidance issued thereunder (“Section 409A”) such that no benefits or payments under this Agreement are subject to Section 409A. Notwithstanding anything herein to the contrary, the timing of any payments under this Agreement shall be made consistent with such exemption. To the extent applicable, this Agreement shall be interpreted in accordance with Section 409A, including without limitation any such regulations or other guidance that may be issued after the Separation Date. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder may be subject to Section 409A, the Company may, to the extent permitted under Section 409A cooperate in good faith to adopt such amendments to this Agreement or adopt other appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company determines are necessary or appropriate to avoid the imposition of taxes under Section 409A; provided, however, that this paragraph shall not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, nor shall the Company have any liability for failing to do so. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A, such reimbursements shall be paid to Employee no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Employee’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
21.Voluntary Execution of Agreement. Employee understands and agrees that he executed this Agreement voluntarily and without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all claims against the Company and any of the other Releasees. Employee acknowledges that: (1) he has read this Agreement; (2) he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has voluntarily declined to retain legal counsel; (3) he understands the terms and consequences of this Agreement and of the releases it contains; and (4) he is fully aware of the legal and binding effect of this Agreement.

(Signature Page Follows)

I HAVE READ THIS AGREEMENT, I UNDERSTAND IT AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING PRIOR TO SIGNING THIS AGREEMENT. I VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS, KNOWING THAT I WILL BE BARRED FROM PURSUING ANY OF THE RIGHTS I HAVE WAIVED AND RELEASED IN THIS AGREEMENT.
Dated as of March 31, 2017    _/s/ William Atkins____________________
WILLIAM ATKINS

CALIX, INC.

Dated as of March 31, 2017    By: _/s/ Suzanne Tom_________________
    Suzanne Tom
Title: VP, General Counsel

Signature Page to William Atkins Separation Agreement

EXHIBIT A

EQUITY SUMMARY

Grant Date	Type	Exercise Price Per Share	Pre-Acceleration Vested Shares	Accelerated Shares	Total Vested Shares
3/25/2014	Option	$8.61	243,750	56,250	300,000
2/2/2016	PSU	$0.00	0	25,000	25,000

The above summary assumes a Separation Date of May 19, 2017 and that no portion of the option is exercised prior to the Separation Date.

EXHIBIT B

CALIX NETWORKS, INC.
CONFIDENTIAL INFORMATION AND
INVENTION ASSIGNMENT AGREEMENT
(Employees)
As a condition of my becoming employed (or my employment being continued) by or retained as a consultant (or my consulting relationship being continued) by Calix Networks, Inc., a Delaware corporation (“Calix”) or any of its current or future subsidiaries, affiliates, successors or assigns (collectively, the “Company”), and in consideration of my employment or consulting relationship with the Company and my receipt of the compensation now and hereafter paid to me by the Company, I agree to the following:
1.Employment or Consulting Relationship. I understand and acknowledge that this Agreement does not alter, amend or expand upon any rights I may have to continue in the employ of, or in a consulting relationship with, or the duration of my employment or consulting relationship with, the Company under any existing agreements between the Company and me or under applicable law. Any employment or consulting relationship between the Company and me, whether commenced prior to or upon the date of this Agreement, shall be referred to herein as the “Relationship.”

2.At-Will Relationship. I understand and acknowledge that my Relationship with the Company is and shall continue to be at-will, as defined under applicable law, meaning that either I or the Company may terminate the Relationship at any time for any reason or no reason, without further obligation or liability.

3.Confidential Information.

a.Company Information. I agree at all times during the term of my Relationship with the Company and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company to the extent necessary to perform my obligations to the Company under the Relationship, or to disclose to any person, firm, corporation or other entity without written authorization of the Board of Directors of Calix, any Confidential Information of the Company which I obtain or create. I further agree not to make copies of such Confidential Information except as authorized by the Company. I understand that “Confidential Information” means any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, suppliers, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the Relationship), prices and costs, markets, software, developments, inventions, laboratory notebooks, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, licenses, finances, budgets or other business information disclosed to me by the Company either directly or indirectly in writing, orally or by drawings or observation of parts or equipment or created by me during the period of the Relationship, whether or not during working hours. I understand that “Confidential Information” includes, but is not limited to, information pertaining to any aspects of the Company’s business which is either information not known by actual or potential competitors of the Company or other third parties not under confidentiality obligations to the Company, or is otherwise proprietary information of the Company or its customers or suppliers, whether of a technical nature or otherwise. I further understand that Confidential Information does not include any of the foregoing items which has become publicly and widely known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.

b.Prior Obligations. I represent that my performance of all terms of this Agreement as an employee or consultant of the Company has not breached and will not breach any agreement to keep in confidence proprietary information, knowledge or data acquired by me prior or subsequent to the commencement of my Relationship with the Company, and I will not disclose to the Company or use any inventions, confidential or non-public proprietary information or material belonging to any previous, client, employer or any other party. I will not induce the Company to use any inventions, confidential or non-public proprietary information, or material belonging to any previous client, employer or any other party. [I acknowledge and agree that I have attached to this Agreement a list of all agreements (e.g., non-competition agreements, non-solicitation of customers agreements, non-solicitation of employees agreements, confidentiality agreements, inventions agreements, etc.) with a current or former employer, or any other person or entity, that may restrict my ability to accept employment with the Company or my ability as an employee or consultant to recruit or engage customers or service providers on behalf of the Company, or otherwise relate to or restrict my ability to perform my duties as an employee of the Company or any obligation I may have to the Company.]

c.Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

4.Inventions.

(a)Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing with particularity all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to the commencement of the Relationship (collectively referred to as “Prior Inventions”), which belong solely to me or belong to me jointly with another, which relate in any way to any of the Company’ s proposed businesses, products or research and development, and which are not assigned to the Company hereunder; or, if no such list is attached, I represent that there are no such Prior Inventions. If, in the course of my Relationship with the Company, I incorporate into a Company product, process or machine a Prior Invention owned by me or in which I have an interest, the Company is hereby granted and shall have a non-exclusive, royalty-free, irrevocable, perpetual, worldwide license (with the right to sublicense) to make, have made, copy, modify, make derivative works of, use, sell and otherwise distribute such Prior Invention as part of or in connection with such product, process or machine.

(b)Assignment of Inventions. I agree that I will promptly make full written disclosure to Calix, will hold in trust for the sole right and benefit of Calix, and hereby assign to Calix, or its designee, all my right, title and interest throughout the world in and to any and all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time in which I am employed by or a consultant of the Company (collectively referred to as “Inventions”), except as provided in Section 4(e) below. I further acknowledge that all inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets which are made by me (solely or jointly with others) within the scope of and during the period of my Relationship with the Company are “works made for hire” (to the greatest extent permitted by applicable law) and are compensated by my salary (if I am an employee) or by such amounts paid to me under any applicable consulting agreement or consulting arrangements (if I am a consultant), unless regulated otherwise by the mandatory law of the state of California.

(c)Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my Relationship with the Company. The records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, laboratory notebooks, and any other format. The records will be available to and remain the sole property of the Company at all times. I agree not to remove such records from the Company’s place of business except as expressly permitted by Company policy which may, from time to time, be revised at the sole election of the Company for the purpose of furthering the Company’s business. I agree to return all such records (including any copies thereof) to Calix at the time of termination of my Relationship with the Company as provided for in Section 5.

(d)Patent and Copyright Rights. I agree to assist Calix, or its designee, at its expense, in every proper way to secure Calix, or its designee's, rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries, including the disclosure to Calix or its designee of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments, recordations, and all other instruments which Calix or its designee shall deem necessary in order to apply for, obtain, maintain and transfer such rights and in order to assign and convey to Calix or its designee, and any successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement until the expiration of the last such intellectual property right to expire in any country of the world. If Calix or its designee is unable because of my mental or physical incapacity or unavailability or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents, copyright, mask works or other registrations covering Inventions or original works of authorship assigned to Calix or its designee as above, then I hereby irrevocably designate and appoint Calix and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the application for, prosecution, issuance, maintenance or transfer of letters patent, copyright or other registrations thereon with the same legal force and effect as if originally executed by me. I hereby waive and irrevocably quitclaim to Calix or its designee any and all claims, of any nature whatsoever, which I now or hereafter have for infringement of any and all proprietary rights assigned to Calix or such designee.

(e)Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to Calix do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet such provisions and are not otherwise disclosed on Exhibit A.

5.Returning Company Documents. I agree that, at the time of termination of my Relationship with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any of the aforementioned items developed by me pursuant to the Relationship or otherwise belonging to the Company, its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of the Relationship, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C; however, my failure to sign and deliver the Termination Certificate shall in no way diminish my continuing obligations under this Agreement.

6.Notification to Other Parties.

(a)Employees. In the event that I leave the employ of the Company, I hereby consent to notification by the Company to my new employer about my rights and obligations under this Agreement.

(b)Consultants. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain a consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, about my rights and obligations under this Agreement.

7.Solicitation of Employees, Consultants and Other Parties. I agree that during the term of my Relationship with the Company, and for a period of twenty-four (24) months immediately following the termination of my Relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company, or attempt to solicit, induce, recruit, encourage or take away employees or consultants of the Company, either for myself or for any other person or entity. Further, for a period of twenty-four (24) months following termination of my Relationship with the Company for any reason, with or without cause, I shall not solicit any licensor to or customer of the Company or licensee of the Company’s products, in each case, that are known to me, with respect to any business, products or services that are competitive to the products or services offered by the Company or under development as of the date of termination of my Relationship with the Company.

8.Representations and Covenants.

(a)Facilitation of Agreement. I agree to execute promptly any proper oath or verify any proper document required to carry out the terms of this Agreement upon the Company’s written request to do so.

(b)Conflicts. I represent that my performance of all the terms of this Agreement does not and will not breach any agreement I have entered into, or will enter into with any third party, including without limitation any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to commencement of my Relationship with the Company. I agree not to enter into any written or oral agreement that conflicts with the provisions of this Agreement.

(c)Voluntary Execution. I certify and acknowledge that I have carefully read all of the provisions of this Agreement and that I understand and will fully and faithfully comply with such provisions.

9.General Provisions.

(a)Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, without giving effect to the principles of conflict of laws.

(b)Entire Agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by both parties. Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement.

(c)Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

(d)Successors and Assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and my successors and assigns, and will be for the benefit of the Company, its successors, and its assigns.

(e)Survival. The provisions of this Agreement shall survive the termination of the Relationship and the assignment of this Agreement by the Company to any successor in interest or other assignee.

(f)    ADVICE OF COUNSEL. I ACKNOWLEDGE THAT, IN EXECUTING THIS AGREEMENT, I HAVE HAD THE OPPORTUNITY TO SEEK THE ADVICE OF INDEPENDENT LEGAL COUNSEL, AND I HAVE READ AND UNDERSTOOD ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT. THIS AGREEMENT SHALL NOT BE CONSTRUED AGAINST ANY PARTY BY REASON OF THE DRAFTING OR PREPARATION HEREOF.

The parties have executed this Agreement on the respective dates set forth below:

COMPANY:	EMPLOYEE:

CALIX NETWORKS, INC.

By: /s/ Natalie Hodge	Name: William J. Atkins

Name: Natalie Hodge	Signature: /s/ William J. Atkins

Title: HRIS Analyst I	Date: January 1, 2014

Date: December 16, 2013	Address: #############

Address: 1035 North McDowell Blvd. Petaluma, CA 94954

EXHIBIT A

LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP EXCLUDED UNDER SECTION 4

Title	Date	Identifying Number or Brief Description

X	No inventions or improvements
0	Additional Sheets Attached

Signature of Employee/Consultant: /s/ William J. Atkins

Print Name of Employee/Consultant: William J. Atkins

Date: January 1, 2014

EXHIBIT B

Section 2870 of the California Labor Code is as follows:

(a)Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)Result from any work performed by the employee for the employer.

(b)To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

EXHIBIT C

TERMINATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, other documents or property, or copies or reproductions of any aforementioned items belonging to Calix Networks, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”).

I further certify that I have complied with all the terms of the Company’s Confidential Information and Invention Assignment Agreement signed by me, including the reporting of any inventions and original works of authorship (as defined therein), conceived or made by me (solely or jointly with others) covered by that agreement.

I further agree that, in compliance with the Confidential Information and Invention Assignment Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

I further agree that for 24 months from the date of this Certificate, I shall not, either directly or indirectly: (a) solicit, induce, recruit or encourage any of the Company’s employees, contractors or consultants to terminate their relationship with the Company; or (b) either for myself or for any other person or entity attempt to solicit, induce, recruit, encourage or take away, hire, or otherwise engage the services of (i) any Company employee or (ii) any contractor or consultant who is then working exclusively for the Company. Further, I shall not at any time use any Confidential Information of the Company to negatively influence any of the Company’s clients or customers from purchasing Company products or services or to solicit or influence or attempt to influence any client, customer or other person either directly or indirectly, to direct his or its purchase of products and/or services to any person, firm, corporation, institution or other entity in competition with the business of the Company.

Date:
(Employee’s Signature)

(Type/Print Employee’s Name)

EXHIBIT C

SEPARATION CERTIFICATION

This is to certify that I do not have in my possession, nor have I failed to return, any devices, keys, technical resources, manuals, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, flow charts, materials, equipment, sales information, financial statements, other documents or property, or copies or reproductions of any aforementioned items belonging to Calix, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”). The Company has agreed that I may keep my Company-issued iPhone (as well as the associated phone number), subject to the Company’s right to delete from the phone any and all Company confidential information.
I further certify that I have complied with all the terms of the At Will Employment Confidential Information and Invention Assignment Agreement (see Exhibit B, the “Confidentiality Agreement”) signed by me, including the reporting of any inventions and original works of authorship (as defined), conceived or made by me (solely or jointly with others) covered by that agreement.
I further agree that, in compliance with the Confidentiality Agreement, I will preserve as confidential all trade secrets, confidential knowledge, data or other proprietary information relating to products, processes, know-how, designs, formulas, developmental or experimental work, computer programs, data bases, other original works of authorship, customer lists, business plans, financial information or other subject matter pertaining to any business of the Company or any of its employees, clients, consultants or licensees.

Date:
(Employee’s Signature)

WILLIAM ATKINS
(Type/Print Employee’s Name)

EXHIBIT D

GENERAL RELEASE OF CLAIMS

This General Release of Claims (this “Release”) is entered into between William Atkins (“Employee”) and Calix, Inc., a Delaware corporation (the “Company”).
1.Release of Claims. Except as described in Section 1.1 below, which identifies claims expressly excluded from this Release, Employee, on behalf of Employee and Employee's heirs, executors, administrators and assigns, hereby fully and forever releases the Company and its past and present officers, directors, shareholders, affiliates, predecessors, successors, assigns, agents, investors, employees, administrators, benefit plans, plan administrators, insurers, divisions, subsidiaries, and representatives (collectively, the “Releasees”) from any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Employee may possess against any of the Releasees arising from any omissions, acts or facts that have occurred up until and including the date Employee has signed this Release including, without limitation:
(a)any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship, including but not limited to any claims for wages, salary, bonus, compensation, deferred compensation, or other cash payments;
(b)any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of the capital stock of the Company;
(c)any and all claims for wrongful discharge of employment; discrimination; harassment; retaliation; failure to provide reasonable accommodation; failure to engage in a good faith interactive process; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; negligence; defamation; libel; slander; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; disability benefits, or any claims arising out of any other agreement, incident or relationship between the parties prior to the execution of this Release;
(d)any and all claims for violation of any federal, state or local statute, constitution or regulation including, but not limited to, Title VII of the Civil Rights Act of 1964; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the California Fair Employment and Housing Act; the California Labor Code, except as prohibited by law; the California Government Code; the California Industrial Welfare Commission Wage Orders; the California Business & Professions Code; the California Family Rights Act; the Rehabilitation Act of 1973; Executive Order 11126; Title 42 of the United States Code; the Employee Retirement Income Security Act of 1974; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Older Workers Benefit Protection Act; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; and the Uniformed Services Employment and Reemployment Rights Act;
(e)claims of age discrimination under the Age Discrimination in Employment Act of 1967 (“ADEA”)
(f)any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;
(g)any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Employee pursuant to that certain Separation Agreement and General Release of All Claims entered between Employee and the Company dated as of March 31, 2017 (the “Separation Agreement”);
(h)any and all claims for monetary recovery and personal or individual relief, except as prohibited by law; and

(i)any and all claims for attorneys’ fees and costs.
1.1        Excluded Claims. The only claims that are not being waived and released by Employee under this Release are those Employee may have for:
(a)Claims for payments under the Separation Agreement and claims under the Indemnification Agreement, dated February 10, 2014, between the Employee and the Company;
(b)Unemployment, state disability, workers compensation and/or paid family leave insurance benefits pursuant to the terms of applicable state law;
(c)Continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the federal law known as “COBRA” and/or under an applicable state counterpart law;
(d)Any benefit entitlements vested as of the Separation Date (as defined in the Separation Agreement) pursuant to the terms of a Company-sponsored benefit plan governed by the federal law known as “ERISA”;
(e)Violation of any federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and
(f)Any wrongful act, event or omission occurring after the date Employee signs this Release.
1.2    Government Agency Exceptions. Nothing in this Release prevents or prohibits Employee from filing claims with any government agency, such as the Equal Employment Opportunity Commission, that is responsible for enforcing a law on behalf of the government. However, Employee understands that Employee is waiving and releasing all claims for monetary damages and any other form of personal relief, and therefore, may only seek and receive non-personal forms of relief through any such claims. Furthermore, nothing in this Release affects or interferes with the right of the Employee to participate, cooperate or assist in an investigation or proceeding conducted within the Company or by any government agency, oversight board, commission or other regulatory or investigative body.
1.3    Civil Code Section 1542. Employee represents that Employee is not aware of any claim by Employee other than the claims that are released by this Release. Employee acknowledges that Employee has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.
Employee, being aware of said Code section, agrees to expressly waive any rights Employee may have under it, as well as under any other statute or common law principles of similar effect.
2.Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that Employee is waiving and releasing any rights Employee may have under the ADEA and that this waiver and release is knowing and voluntary. Employee fully understands, acknowledges and agrees that Employee has 21 days from receipt of the Release within which to consider this Release. Any changes to this Release, whether material or immaterial, do not restart the running of the 21-day consideration period. Employee further understands and agrees that Employee:
(a)    May sign this Release without waiting the full 21 days and that, if Employee has done so, Employee's decision to do so has been knowing and voluntary, and not induced through fraud, misrepresentation, a threat to withdraw or alter the offer prior to the expiration of the 21-day period, or the provision of different terms to employees who sign any release prior to expiration of the 21-day period.
(b)    Has a period of seven (7) full days following execution of this Release to revoke this Release by providing written notice of such revocation to the Company’s General Counsel.

2

(c)    Has carefully read and fully understands all of the provisions of this Release and knowingly and voluntarily agrees to all of the terms of this Release;
(d)     Is, through this Release, releasing the Company from any and all claims that Employee has or may have against the Company under the ADEA. Employee understands that rights or claims under the ADEA that may arise after the date this Release is executed by all parties are not waived;
(e)    Knowingly and voluntarily agrees to all of the terms set forth in this Release, and knowingly and voluntarily intends to be legally bound by all of the terms of this Release;
(f)    Is advised to consult an attorney of Employee's choice; and
(g)    Acknowledges that Employee's employment with the Company terminated as of the Separation Agreement, regardless of whether Employee elects to revoke this Release.
3.Effective Date. Employee has seven (7) days after Employee signs this Release to revoke it. This Release will become effective on the eighth (8th) day after Employee signs this Release, so long as it has been signed by the parties and has not been revoked by Employee before that date.
4.No Pending or Future Lawsuits. Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees. The Company represents, on its behalf and on behalf of its affiliates, that it has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Employee. The Company also represents on its behalf and on behalf of its affiliates, that it does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Employee.
5.Severability. In the event that any provision of this Release becomes or is declared by a court or other tribunal of competent jurisdiction or arbitrator to be illegal, unenforceable or void, the remainder of this Release shall continue in full force and effect without said provision or portion of provision.
6.Governing Law. This Release shall be governed by the laws of the State of California, without regard to its conflicts of law principles.
7.Entire Agreement. This Release and the Separation Agreement contain the parties’ entire agreement with regard to the transition and separation of Employee’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Employee and the Chief Executive Officer of the Company.
8.Intent to be Bound. The parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all parties.

Dated as of ________, 2017    __________________________________
WILLIAM ATKINS

CALIX, INC.

Dated as of ________, 2017    By: ________________________________

Title:

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EXHIBIT E

PRESS RELEASE

Calix, Inc. (NYSE: CALX) today announced that William Atkins, Executive Vice President and Chief Financial Officer, has given notice that he will be leaving the Company on May 19, 2017 to pursue another opportunity in the industry.

“After much consideration I have made the decision to leave Calix to pursue another opportunity,” said Mr. Atkins. “I have enjoyed my time at Calix and I am pleased by the progress that my colleagues and I have made in repositioning the business for further growth. I wish the company well in the years ahead.”

President and Chief Executive Officer Carl Russo said, “Transforming Calix from a wireline access systems company into a communications software, systems and services company has required a significant effort over these last few years. I want to thank William for all he has done to help Calix achieve this transformation. We wish him all the best in his new endeavor.”

The Company will announce plans to fill the Chief Financial Officer position on an interim basis in the near term, and is conducting a nationwide search to find a replacement for Mr. Atkins.